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                                 Exhibit 12.1

                               Duane Reade Inc.
              Computation of Ratio of Earnings to Fixed Charges
                      (Amounts in thousands of dollars)


                                      Predecessor                                     Company
                                     -------------   ----------------------------------------------------------------------
                                        Period           Period
                                       January 1      September 26
                                          to               to                               Fiscal Year
                                      September 25,    December 31,  ------------------------------------------------------
                                          1992            1992          1993          1994          1995           1996
                                     -------------   --------------  -----------   -----------   -----------     ----------
Pre-tax income (loss) before
  extraordinary items                   $16,340         $(7,293)      $(24,418)     $(16,438)     $(18,058)       $(17,854)
                                     -------------   --------------  -----------   -----------   -----------     ----------
Fixed charges:

  Capitalized interest                                                                   192           847
  Interest  expense and amortization
    of deferred financing costs on
    all indebtedness (B)                  3,298           6,989         26,199        27,480        30,224         32, 396
  Rentals: operating leases - 1/3         3,479           1,164          4,732         5,791         7,568           8,140
                                     -------------    -------------  -----------   -----------   -----------     ----------
      Total Fixed Charges                 6,777           8,153         30,931        33,463        38,639          40,536
                                     -------------    -------------  -----------   -----------   -----------     ----------
Earnings before income taxes,
  extraordinary items and fixed
  charges                                23,117             860          6,531        17,025        20,581          22,682
  Less; Interest capitalized during
    the period                                                                          (192)         (847)
                                     -------------    -------------  -----------   -----------   -----------     ----------

Earnings (loss) before income taxes,
  extraordinary items and adjusted
  fixed charges                          23,117             860          6,513        16,833        19,734          22,682
                                     -------------    -------------  -----------   -----------   -----------     ----------
Ratio (deficiency) of earnings to
  fixed charges                            3.41         $(7,293)      $(24,418)     $(16,630)     $(18,905)       $(17,854)
                                     ==============   =============  ===========   ===========   ===========     ==========



                                                                                  --Pro Forma-- (A)
                                              39 Weeks Ended             ----------------------------------
                                     --------------------------------                        39 Weeks Ended
                                      September 28,     September 27,       Fiscal            September 27,
                                          1996              1997             1996                 1997
                                     --------------     -------------    ------------       ---------------
Pre-tax income (loss) before
  extraordinary items                  $(12,485)          $(14,165)        $(5,949)             $(3,911)
                                     --------------     -------------    ------------       ---------------
Fixed charges:

  Capitalized interest
  Interest expense and amortization
    of deferred financing costs on
    all indebtedness (B)                 24,334             25,433          20,491               15,104
  Rentals: operating leases - 1/3         6,083              6,524           8,140                6,524
                                     --------------     -------------    ------------       ---------------
      Total Fixed Charges                30,417             31,957          28,631               21,628
                                     --------------     -------------    ------------       ---------------

Earnings before income taxes,
  extraordinary items and fixed
  charges                                17,932             17,792          22,682               17,717
  Less: Interest capitalized
    during the period
                                     --------------     -------------    ------------       ---------------

Earnings (loss) before income
  taxes, extraordinary items and
  adjusted fixed charges                 17,932             17,792          22,682               17,717
                                     --------------     -------------    ------------       ---------------
Ratio (deficiency) of earnings
  to fixed charges                     $(12,485)          $(14,165)(C)     $(5,949)             $(3,911)(D)
                                     ==============     =============    ============       ===============

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(A)  Adjusted to give effect to (i) decreased interest expense of
     $11,905 in fiscal 1996 and $10,329 in the 39 weeks ended September 27, 1997 related to the Refinancing Plan, including the consummation of the Offering, the Common Stock Offering and the application of the net proceeds therefrom as set forth under "Use of Proceeds" as if all such transactions had occurred at December 31, 1995 and (ii) a provision of $75,000 for compensation expense relating to previously issued stock options for the 39 weeks ended September 27, 1997.
     Does not reflect an extraordinary loss of $23.9 million for fiscal 1996 relating to the redemption of the Senior Notes and the Zero Coupon Notes and the write-off of the unamortized deferred financing fees.


(B) Includes the accretion of principal on the Zero Coupon Notes for all periods presented, as applicable.

(C)  Included in the loss before extraordinary items for the 39 weeks ended
     September 27, 1997 was a nonrecurring charge of $10,887 as disclosed in
     Note 11 to the Company's consolidated financial statements. If such charge had not been incurred, earnings would have been insufficient to cover fixed charges by $3,278.

(D)  Included in the loss before extraordinary items for the 39 weeks ended
     September 27, 1997 was a nonrecurring charge of $10,887 as disclosed in
     Note 11 to the Company's consolidated financial statements. If such charge had not been incurred, on a pro forma basis, after giving effect to the Offering, the ratio of earnings to fixed charges would have been 1.3.